Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FIRST QUARTER 2021 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, May 3, 2021 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the first quarter ended March 31, 2021.
FIRST QUARTER HIGHLIGHTS
•Previously announced Q1 2021 average production of 15,500 bo/d (26,066 boe/d)
•Q1 2021 cash distribution of $0.25 per common unit, representing approximately 60% of cash available for distribution; $0.42 per unit of cash available for distribution implies a 9.3% annualized distributable cash flow yield based on the April 30, 2021 unit closing price of $18.01
•Q1 2021 consolidated net income (including non-controlling interest) of $23.9 million; adjusted net income (as defined and reconciled below) of $40.4 million
•Consolidated adjusted EBITDA (as defined and reconciled below) of $73.5 million and cash available for distribution to Viper’s common units (as reconciled below) of $27.6 million
•Repurchased 869,965 common units in Q1 2021 for an aggregate of $13.0 million
•Ended the first quarter of 2021 with net debt of $525.2 million (as defined and reconciled below); total debt down $136.6 million since March 31, 2020, or an approximately 20% reduction over the past twelve months
•134 total gross (2.5 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q1 2021 with an average lateral length of 10,584 feet
•Initiating average daily production guidance for Q2 2021 and Q3 2021 of 15,000 to 16,000 bo/d (25,000 to 26,500 boe/d)
•Increasing full year 2021 average daily production guidance to 15,000 to 16,250 bo/d (25,000 to 27,000 boe/d)
•As of April 12, 2021, there were approximately 471 gross horizontal wells in the process of active development on Viper’s acreage, in which Viper expects to own an average 1.8% net royalty interest (8.7 net 100% royalty interest wells)
•Approximately 490 gross (8.7 net 100% royalty interest) line-of-sight wells that are not currently in the process of active development, but for which Viper has visibility to the potential of future development in coming quarters, based on Diamondback’s current completion schedule and third party operators’ permits
•Q4 2020 and Q1 2021 distributions reasonably estimated to not constitute dividends for U.S. federal income tax purposes; instead should generally constitute non-taxable reductions to the tax basis

“Viper produced a strong first quarter with both production and realized pricing exceeding expectations and, as a result, generated almost $55 million in net cash from operating activities. This strong cash flow generation, enhanced by our best-in-class cost structure, enabled us to reduce debt by $27 million during the quarter. We have now reduced total debt by over $136 million, or roughly 20%, over the past twelve months. As a direct result of this, and further supported by our confidence in our forward outlook, we are increasing our distribution to common unitholders to 60% of cash available for distribution for the first quarter of 2021, which continues to be supplemented by additional return of capital through our common unit repurchase program,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

Mr. Stice continued, “In addition to increasing our distribution for the first quarter, Viper is also increasing its production outlook for the full year 2021. Our visibility into Diamondback’s expected forward development plan, which includes several large pads where Viper will own a significant royalty interest, underscores our confidence in this increased outlook as well as our ability to continue to generate meaningful free cash flow.”

FINANCIAL UPDATE

Viper’s first quarter 2021 average unhedged realized prices were $56.16 per barrel of oil, $2.77 per Mcf of natural gas and $22.42 per barrel of natural gas liquids, resulting in a total equivalent realized price of $41.14/boe.

During the first quarter of 2021, the Company recorded total operating income of $97.0 million and consolidated net income (including non-controlling interest) of $23.9 million.

As of March 31, 2021, the Company had a cash balance of $11.7 million. During the first quarter of 2021, Viper repaid $27.0 million of outstanding borrowings under its revolving credit facility and, as of March 31, 2021, had $523.0 million available for borrowing under this facility. Since the end of the first quarter of 2020, Viper reduced total debt by $136.6 million, or an approximately 20% reduction over this time period.

FIRST QUARTER 2021 CASH DISTRIBUTION & CAPITAL RETURN PROGRAM

The Board of Directors of Viper’s General Partner declared a cash distribution for the three months ended March 31, 2021 of $0.25 per common unit. The distribution is payable on May 20, 2021 to eligible common unitholders of record at the close of business on May 13, 2021. This distribution represents approximately 60% of total cash available for distribution.

On March 11, 2021, Viper made a cash distribution to its common unitholders and subsequently has reasonably estimated that such distribution, as well as the distribution payable on May 20, 2021, should not constitute dividends for U.S. federal income tax purposes. Rather, these distributions should generally constitute non-taxable reductions to the tax basis of each distribution recipient’s ownership interest in Viper. The Form 8937 containing additional information may be found on www.viperenergy.com under the “Investor Relations” section of the site.

During the first quarter of 2021, Viper repurchased 869,965 common units for an aggregate of $13.0 million. In total through March 31, 2021, the Company had repurchased 2,914,965 common units, utilizing approximately 37.0% of the $100.0 million approved by the Board for the repurchase program.

The repurchase program is authorized to extend through December 31, 2021 and the Company intends to purchase common units under the repurchase program opportunistically with cash on hand, free cash flow from operations and proceeds from potential liquidity events such as the sale of assets. This repurchase program may be suspended from time to time, modified, extended or discontinued by the Board at any time. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and will be subject to market conditions, applicable legal requirements, contractual obligations and other factors. Any common units purchased as part of this program will be retired.

OPERATIONS AND ACQUISITIONS UPDATE

During the first quarter of 2021, Viper estimates that 134 gross (2.5 net 100% royalty interest) horizontal wells with an average royalty interest of 1.9% were turned to production on its existing acreage position with an average lateral length of 10,584 feet. Of these 134 gross wells, Diamondback is the operator of 50 gross wells with an average royalty interest of 4.2%, and the remaining 84 gross wells, with an average royalty interest of 0.5%, are operated by third parties.

During the first quarter of 2021, Viper did not complete any acquisitions or divestitures, leaving the Company’s footprint of mineral and royalty interests as of March 31, 2021 at 24,350 net royalty acres.

The following table summarizes Viper’s gross well information:

	Diamondback Operated	Third Party Operated	Total
Horizontal wells turned to production (first quarter 2021)(1):
Gross wells	50	84	134
Net 100% royalty interest wells	2.1	0.4	2.5
Average percent net royalty interest	4.2%	0.5%	1.9%

Horizontal producing well count (first quarter 2021):
Gross wells	1,191	3,514	4,705
Net 100% royalty interest wells	90.7	53.4	144.2
Average percent net royalty interest	7.6%	1.5%	3.1%

Horizontal active development well count (as of April 12, 2021):
Gross wells	65	406	471
Net 100% royalty interest wells	5.8	2.9	8.7
Average percent net royalty interest	9.0%	0.7%	1.8%

Line of sight wells (as of April 12, 2021):
Gross wells	101	389	490
Net 100% royalty interest wells	5.2	3.5	8.7
Average percent net royalty interest	5.1%	0.9%	1.8%

(1) Average lateral length of 10,584.

There continues to be active development across Viper’s asset base with near-term activity expected to be driven primarily by Diamondback operations. The 471 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. The 490 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

GUIDANCE UPDATE

Below is Viper’s guidance for the full year 2021, as well as average production guidance for Q2 2021 and Q3 2021.

Viper Energy Partners

Q2 2021 / Q3 2021 Net Production - MBo/d	15.00 - 16.00
Q2 2021 / Q3 2021 Net Production - MBoe/d	25.00 - 26.50
Full Year 2021 Net Production - MBo/d	15.00 - 16.25
Full Year 2021 Net Production - MBoe/d	25.00 - 27.00

Unit costs ($/boe)
Depletion	$9.50 - $10.50
Cash G&A	$0.60 - $0.80
Non-Cash Unit-Based Compensation	$0.10 - $0.25
Interest Expense(1)	$3.00 - $3.50

Production and Ad Valorem Taxes (% of Revenue) (2)	7%
(1)Assumes actual interest expense for Q1 2021 plus expected interest for the remainder of 2021 assuming $480.0 million in principal of senior notes and $60.0 million drawn on the revolver.
(2)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the first quarter of 2021 on Tuesday, May 4, 2021 at 10:00 a.m. CT. Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 1383663. A telephonic replay will be available from 1:00 p.m. CT on Tuesday, May 4, 2021 through Tuesday, May 11, 2021 at 1:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 1383663. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the current adverse industry and macroeconomic conditions, volatile commodity prices, production levels on properties in which Viper has mineral and royalty interests, the effect of the recent presidential and congressional elections on environmental policies and regulations impacting Viper and its operators, any potential regulatory action that may impose production limits on Viper’s mineral and royalty acreage, severe weather conditions (including the impact of the recent severe winter storms on production volumes on Viper’s mineral and royalty acreage), any acquisitions or dispositions, Diamondback’s plans for developing Viper’s acreage discussed above, development activity by other operators, Viper’s cash distribution policy and the impact of the ongoing COVID-19 pandemic. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$11,727	$19,121
Royalty income receivable (net of allowance for credit losses)	41,791	32,210
Royalty income receivable—related party	5,521	1,998
Other current assets	505	665
Total current assets	59,544	53,994
Property:
Oil and natural gas interests, full cost method of accounting ($1,347,832 and $1,364,906 excluded from depletion at March 31, 2021 and December 31, 2020, respectively)	2,895,616	2,895,542
Land	5,688	5,688
Accumulated depletion and impairment	(521,062)	(496,176)
Property, net	2,380,242	2,405,054
Other assets	2,018	2,327
Total assets	$2,441,804	$2,461,375
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$21	$43
Accrued liabilities	19,679	18,262
Derivative instruments	43,155	26,593
Total current liabilities	62,855	44,898
Long-term debt, net	528,911	555,644
Total liabilities	591,766	600,542
Commitments and contingencies
Unitholders’ equity:
General partner	789	809
Common units (64,949,540 units issued and outstanding as of March 31, 2021 and 65,817,281 units issued and outstanding as of December 31, 2020)	611,172	633,415
Class B units (90,709,946 units issued and outstanding March 31, 2021 and December 31, 2020)	1,006	1,031
Total Viper Energy Partners LP unitholders’ equity	612,967	635,255
Non-controlling interest	1,237,071	1,225,578
Total equity	1,850,038	1,860,833
Total liabilities and unitholders’ equity	$2,441,804	$2,461,375

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended March 31,
	2021	2020
Operating income:
Royalty income	$96,512	$76,829
Lease bonus income	325	1,622
Other operating income	139	241
Total operating income	96,976	78,692
Costs and expenses:
Production and ad valorem taxes	6,649	6,147
Depletion	24,886	24,642
General and administrative expenses	2,221	2,666
Total costs and expenses	33,756	33,455
Income (loss) from operations	63,220	45,237
Other income (expense):
Interest expense, net	(7,860)	(8,963)
Gain (loss) on derivative instruments, net	(31,504)	(7,942)
Gain (loss) on revaluation of investment	—	(10,120)
Other income, net	38	404
Total other expense, net	(39,326)	(26,621)
Income (loss) before income taxes	23,894	18,616
Provision for (benefit from) income taxes	35	142,466
Net income (loss)	23,859	(123,850)
Net income (loss) attributable to non-controlling interest	26,879	18,319
Net income (loss) attributable to Viper Energy Partners LP	$(3,020)	$(142,169)

Net income (loss) attributable to common limited partner units:
Basic	$(0.05)	$(2.10)
Diluted	$(0.05)	$(2.10)
Weighted average number of common limited partner units outstanding:
Basic	65,360	67,822
Diluted	65,360	67,823

Viper Energy Partners LP
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$23,859	$(123,850)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes expense (benefit)	—	142,466
Depletion	24,886	24,642
(Gain) loss on derivative instruments, net	31,504	7,942
Net cash payments on derivatives	(14,942)	(453)
(Gain) loss on revaluation of investment	—	10,120
Other	901	961
Changes in operating assets and liabilities:
Royalty income receivable	(9,581)	20,129
Royalty income receivable—related party	(3,523)	10,576
Accounts payable and accrued liabilities	1,395	3,665
Other	160	(87)
Net cash provided by (used in) operating activities	54,659	96,111
Cash flows from investing activities:
Acquisitions of oil and natural gas interests	(74)	(64,626)
Net cash provided by (used in) investing activities	(74)	(64,626)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	—	92,000
Repayment on credit facility	(27,000)	(15,000)
Repurchased units as part of unit buyback	(13,043)	—
Distributions to public	(9,060)	(30,214)
Distributions to Diamondback	(12,826)	(41,173)
Other	(50)	(429)
Net cash provided by (used in) financing activities	(61,979)	5,184
Net increase (decrease) in cash	(7,394)	36,669
Cash and cash equivalents at beginning of period	19,121	3,602
Cash and cash equivalents at end of period	$11,727	$40,271

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020	Three Months Ended March 31, 2020
Production Data:
Oil (MBbls)	1,395	1,597	1,587
Natural gas (MMcf)	3,262	3,032	2,658
Natural gas liquids (MBbls)	407	446	479
Combined volumes (MBOE)(1)	2,346	2,549	2,509

Average daily oil volumes (BO/d)(2)	15,500	17,359	17,441
Average daily combined volumes (BOE/d)(2)	26,066	27,699	27,575

Average sales prices(2):
Oil ($/Bbl)	$56.16	$40.36	$45.49
Natural gas ($/Mcf)	$2.77	$1.36	$0.13
Natural gas liquids ($/Bbl)	$22.42	$14.71	$8.94
Combined ($/BOE)(3)	$41.14	$29.48	$30.62

Oil, hedged ($/Bbl)(4)	$45.45	$30.48	$45.49
Natural gas, hedged ($/Mcf)(4)	$2.77	$0.84	$(0.04)
Natural gas liquids ($/Bbl)(4)	$22.42	$14.71	$8.94
Combined price, hedged ($/BOE)(4)	$34.77	$22.68	$30.44

Average Costs ($/BOE):
Production and ad valorem taxes	$2.83	$2.17	$2.45
General and administrative - cash component(5)	0.81	0.66	0.91
Total operating expense - cash	$3.64	$2.83	$3.36

General and administrative - non-cash unit compensation expense	$0.13	$0.13	$0.15
Interest expense, net	$3.35	$3.19	$3.57
Depletion	$10.61	$11.10	$9.82
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Average daily volumes and average sales prices presented are based on actual production volumes and not calculated utilizing the rounded production volumes presented in the table above.
(3)Realized price net of all deducts for gathering, transportation and processing.
(4)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.
(5)Excludes non-cash unit-based compensation expense for the respective periods presented.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy Partners LP plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash unit-based compensation expense, depletion expense, impairment expense, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate, cash paid for tax withholding on vested common units, distribution equivalent rights and preferred distributions. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution:

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

Three Months Ended March 31, 2021
Net income (loss) attributable to Viper Energy Partners LP	$(3,020)
Net income (loss) attributable to non-controlling interest	26,879
Net income (loss)	23,859
Interest expense, net	7,860
Non-cash unit-based compensation expense	315
Depletion	24,886
Non-cash (gain) loss on derivative instruments	16,562
Provision for (benefit from) income taxes	35
Consolidated Adjusted EBITDA	73,517
Less: Adjusted EBITDA attributable to non-controlling interest(1)	42,779
Adjusted EBITDA attributable to Viper Energy Partners LP	$30,738

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable	$(35)
Debt service, contractual obligations, fixed charges and reserves	(3,047)
Cash paid for tax withholding on vested common units	(20)
Distribution equivalent rights payments	(24)
Preferred distributions	(45)
Cash available for distribution to Viper Energy Partners LP unitholders	$27,567

Common limited partner units outstanding	64,950

Cash available for distribution per limited partner unit	$0.42
Cash per unit approved for distribution	$0.25
(1) Does not take into account special income allocation consideration.
Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper Energy Partners, LP plus net income (loss) attributable to non-controlling interest (“net income (loss)”) adjusted for impairment expense, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and related income tax adjustments, if any. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

The following table presents a reconciliation of net income (loss) attributable to Viper Energy Partners LP to adjusted net income (loss):

Viper Energy Partners LP
Adjusted Net Income (Loss)
(unaudited, in thousands, except per unit data)

	Three Months Ended March 31, 2021
	Amounts	Amounts Per Diluted Unit
Net income (loss) attributable to Viper Energy Partners LP	$(3,020)	$(0.05)
Net income (loss) attributable to non-controlling interest	26,879	0.41
Net income (loss)	23,859	0.36
Non-cash (gain) loss on derivative instruments, net	16,562	0.25
Adjusted net income (loss)(1)	40,421	0.61
Less: Adjusted net income (loss) attributed to non-controlling interests(1)	45,472	0.69
Adjusted net income (loss) attributable to Viper Energy Partners LP	$(5,051)	$(0.08)

Weighted average common units outstanding:
Basic		65,360
Diluted		65,472
(1) Calculated using diluted shares (non-GAAP)

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Company defines net debt as debt less cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	March 31, 2021	Net Q1 Principal Borrowings/(Repayments)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(in thousands)
Total long-term debt(1)	$536,938	$(27,000)	$563,938	$606,438	$639,438	$673,500
Cash and cash equivalents	(11,727)		(19,121)	(7,374)	(9,663)	(40,271)
Net debt	$525,211		$544,817	$599,064	$629,775	$633,229
(1) Excludes debt issuance, discounts & premiums.

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q2 2021	Q3 2021	Q4 2021
Collars - WTI (Cushing)	10,000	10,000	10,000
Floor Price	$30.00	$30.00	$30.00
Ceiling Price	$43.05	$43.05	$43.05

Investor Contacts:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.